Exhibit (a)(1)(A)

NOTICE OF CHANGE IN CONTROL AND OFFER TO PURCHASE

MERRILL LYNCH & CO., INC.

Offer to Purchase for Cash any and all of the Outstanding

Merrill Lynch & Co., Inc.

Exchange Liquid Yield Option™ Notes due 2032 (Zero Coupon—Floating Rate—Senior)

(CUSIP No. 590188W46)

NOTICE IS HEREBY GIVEN, pursuant to the terms and conditions of the Indenture, dated as of December 14, 2004, between Merrill Lynch & Co., Inc. (“ML&Co.”) and The Bank of New York Mellon (formerly known as The Bank of New York, as successor in interest to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 2008, between ML&Co. and the Trustee, and the Second Supplemental Indenture, dated as of January 1, 2009, among ML&Co., the Trustee and Bank of America Corporation (“BAC”) (as so amended, the “Indenture”), that a “Change in Control” (as defined in Section 3.09(a) of the Indenture) occurred on January 1, 2009, when a wholly-owned subsidiary of BAC merged with and into ML&Co. (the “Merger”), and, in connection therewith, the holders of ML&Co. common stock (other than BAC) received 0.8595 of a share of BAC common stock for each share of ML&Co. common stock held immediately prior to the Merger. This Notice of Change in Control and Offer to Purchase (as amended and supplemented from time to time, “Offer to Purchase”) constitutes the notice required by Section 3.09(b) of the Indenture.

As a result of the occurrence of the Change in Control, pursuant to the terms and conditions of the Indenture and the Exchange Liquid Yield Option™ Notes due 2032 (Zero Coupon—Floating Rate—Senior) of ML&Co. issued thereunder (the “Securities”), ML&Co. became obligated to purchase the Securities at the option of the holders thereof as provided in the Indenture and the Securities. In satisfaction of this obligation, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Change in Control Purchase Notice, ML&Co. offers to purchase any and all of the Securities validly surrendered and not properly withdrawn as of 5:00 p.m., New York City time, on February 23, 2009 (such date, the “Change in Control Purchase Date”), at a purchase price equal to $1,095.98 in cash for each $1,000 Original Principal Amount (as defined in the Indenture) of the Securities purchased (the “Change in Control Purchase Price”). The Change in Control Purchase Price represents the Contingent Principal Amount (as defined in the Indenture) of the Securities on the Change in Control Purchase Date, which is the Original Principal Amount of such Securities increased daily by the applicable Yield (as defined in the Indenture). The Change in Control Purchase Price is based solely on the requirements of the Indenture and the Securities. The offer to purchase the Securities on the terms and subject to the conditions set forth in this Offer to Purchase and the related Change in Control Purchase Notice is referred to herein as the “Change in Control Offer.”

To exercise your option to have ML&Co. purchase your Securities in the Change in Control Offer, you must deliver the Change in Control Purchase Notice as provided herein to the Paying Agent prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date and not have properly withdrawn your Change in Control Purchase Notice prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. Securities validly surrendered pursuant to the Change in Control Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this statement is truthful or complete. Any representation to the contrary is a criminal offense.

HOLDERS OF AN INTEREST IN THE SECURITIES THAT SURRENDER SUCH SECURITIES THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL CHANGE IN CONTROL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

The Paying Agent is: The Bank of New York Mellon

By Regular, Registered or Certified Mail or Overnight Courier: Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7 East New York, NY 10286	By Facsimile: (212) 298-1915 Confirm Receipt of Facsimile Only: Telephone: (212) 815-5788

The Date of this Offer to Purchase is January 22, 2009

Annex A. Information About the Directors and Executive Officers of ML&Co. and BAC.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and related Change in Control Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized by ML&Co. or BAC. This Offer to Purchase and related Change in Control Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell Securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. If ML&Co. becomes aware of any jurisdiction where the delivery of this Offer to Purchase would not be in compliance with such laws, ML&Co. will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the delivery of this Offer to Purchase. If after such good faith effort ML&Co. cannot comply with any such applicable laws, this Offer to Purchase will not be delivered to, nor will surrenders be accepted from or on behalf of, the Holders of Securities residing in such jurisdiction. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information.

ML&Co. and its affiliates, including its executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Securities outside of the Change in Control Offer for ten business days after the expiration of the Change in Control Offer. Following that time, ML&Co. expressly reserves the absolute right, in its sole discretion from time to time in the future, to purchase any of the Securities, whether or not any Securities are purchased by ML&Co. pursuant to the Change in Control Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Change in Control Offer and could be for cash or other consideration. ML&Co. cannot assure you as to which, if any, of these alternatives, or combination thereof, it will pursue. Following that time, ML&Co. and each of its affiliates expressly reserves the absolute right, in their sole discretion from time to time, to purchase any of the Securities, whether or not any Securities are purchased by ML&Co. pursuant to the Change in Control Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Change in Control Offer and could be for cash or other consideration. ML&Co. cannot assure you as to which, if any, of these alternatives, or combination thereof, it will pursue.

Any references in this Change in Control Offer to “ML&Co.,” “we,” “us,” and “our” are to Merrill Lynch & Co., Inc.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Change in Control Offer. For a more detailed description of the terms of the Change in Control Offer, you should carefully read the remainder of the Offer to Purchase and the related Change in Control Purchase Notice prior to deciding whether or not to surrender your Securities. We have included page references where applicable to direct you to a more complete description of the topics in this summary elsewhere in this Offer to Purchase.

Who is offering to purchase my Securities?

Merrill Lynch & Co., Inc., a Delaware corporation, is offering to purchase any and all of your Securities. We became a subsidiary of Bank of America Corporation on January 1, 2009. (Page 5)

What securities are you offering to purchase?

We are offering to purchase any and all of our outstanding Exchange Liquid Yield Option™ Notes due 2032 (Zero Coupon—Floating Rate—Senior) (CUSIP No. 590188W46), at the option of the holders thereof. As of January 21, 2009, $1,598,724,000 in Original Principal Amount (as defined in the Indenture) of the Securities was outstanding. (Page 5)

How much are you offering to pay and what is the form of payment?

We are offering to purchase any and all Securities at a purchase price equal to $1,095.98 in cash for each $1,000 Original Principal Amount of Securities purchased. This amount represents the Contingent Principal Amount of the Securities on the Change in Control Purchase Date, which is the Original Principal Amount increased daily by the applicable Yield. The Change in Control Purchase Price is based solely on the requirements of the Indenture and the Securities. On the Change in Control Purchase Date, we will purchase any Securities validly surrendered and not properly withdrawn as of 5:00 p.m., New York City time, on the Change in Control Purchase Date. (Page 6)

Why is ML&Co. making the Offer to Purchase?

A “Change in Control” (as defined in the Indenture) occurred on January 1, 2009, when a wholly-owned subsidiary of BAC merged with and into us, and, in connection therewith, holders of our common stock received 0.8595 of a share of BAC common stock for each share of our common stock held immediately prior to the Merger. Pursuant to the terms of the Indenture and the Securities, as a result of the occurrence of the Change in Control, we became obligated to purchase the Securities at the option of the holders. We are offering to purchase the Securities pursuant to the Change in Control Offer to satisfy this obligation. (Page 6)

Do you have the financial resources to make payment?

We intend to fund our purchase of the Securities from our available cash on hand. (Page 11)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, ML&Co.’s and BAC’s operating results, the market price of the BAC common stock and the market for similar securities to the extent available. (Page 8)

When does the Change in Control Offer expire?

The Change in Control Offer expires at 5:00 p.m., New York City time, on February 23, 2009, unless the Change in Control Offer is extended. We do not expect to extend the offer period unless required to do so by U.S. federal securities laws. If the Change in Control Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Change in Control Purchase Date. (Page 5)

What are the conditions to the purchase by ML&Co. of the Securities?

There are no conditions to this Change in Control Offer except (i) for the timely and proper delivery of a Change in Control Purchase Notice in accordance with the terms of the Change in Control Offer and (ii) the non-occurrence or continuation of an Event of Default (as defined in the Indenture). (Page 10) To receive the Change in Control Purchase Price, the Securities must be delivered to the Paying Agent and the Securities so delivered must conform in all respects to the description set forth in the Change in Control Purchase Notice.

How do I surrender my Securities?

To participate in the Change in Control Offer, you must deliver the enclosed Change in Control Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date and not properly withdraw such Change in Control Purchase Notice prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. Additionally, you will not be eligible to receive the Change in Control Purchase Price until you have delivered your Securities to the Paying Agent prior to, on or after the Change in Control Purchase Date and the Securities so delivered conform in all respects to the description set forth in the Change in Control Purchase Notice. (Page 9)

HOLDERS THAT SURRENDER SECURITIES THROUGH THE DEPOSITORY TRUST COMPANY NEED NOT SUBMIT A CHANGE IN CONTROL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

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A holder whose Securities are held in certificated form must properly complete and execute the Change in Control Purchase Notice and deliver such notice to the Paying Agent, with any other required documents, prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. The holder also is required to deliver the Securities to the Paying Agent prior to, on or after the Change in Control Purchase Date to receive the Change in Control Purchase Price.

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A holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities on the holder’s behalf through the transmittal procedures of DTC prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date.

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A holder who is a DTC participant should surrender his or her Securities electronically through DTC’s Automated Tender Offer Program over the Participant Terminal System, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. (Page 9)

If I validly surrender my Securities, when will I receive payment for them?

We will accept for purchase all Securities for which a Change in Control Purchase Notice has been validly delivered and not properly withdrawn as of 5:00 p.m. on the Change in Control Purchase Date, promptly upon the expiration of the Change in Control Offer. We will promptly, and, in any case, prior to 10:00 a.m. New York City time, on the business day immediately following the Change in Control Purchase Date, forward to the Paying Agent the appropriate amount of cash required to pay the Change in Control Purchase Price for those

Securities as to which a Change in Control Purchase Notice has been validly delivered and not properly withdrawn in accordance with the terms of the Change in Control Offer, and the Paying Agent will distribute the cash to holders of Securities promptly following the later of the Change in Control Purchase Date and the time of delivery of such Securities to the Paying Agent. (Page 11)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. (Page 10)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. Any such notice must state the Original Principal Amount with respect to which such notice of withdrawal is being submitted, certificate number (if applicable) of the Securities in respect of which such notice of withdrawal is being submitted; and the Original Principal Amount, if any, of such Securities which remains subject to the Change in Control Purchase Notice and which has been or will be delivered for purchase. (Pages 10-11)

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities prior 5:00 p.m., New York City time, on the Change in Control Purchase Date, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms.

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase pursuant to the Change in Control Offer, however, you must surrender your Securities in an amount equal to $1,000 Original Principal Amount or an integral multiple thereof. (Page 6)

If I do not validly surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not validly surrender your Securities for purchase, or if you properly withdraw Securities previously surrendered for purchase prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date and do not re-surrender, your conversion rights will not be affected. You will continue to have the right to convert your Securities as provided, and subject to the terms, conditions and adjustments specified, in the Indenture and the Securities. (Pages 6-7)

What are my conversion rights with respect to my Securities?

The Securities may be converted into the conversion consideration provided for in the Indenture and the Securities, on and subject to the terms, conditions and adjustments specified in the Indenture and the Securities. As of the date of this Offer to Purchase, the Securities were not convertible. Also, as of the date of this Offer to Purchase, the conversion rate for the Securities was 14.4850 shares of BAC common stock per $1,000 Original Principal Amount of the Securities, subject to adjustment as provided in the Indenture and the Securities. (Page 6-7)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Change in Control Offer?

The receipt of cash in exchange for Securities pursuant to the Change in Control Offer will be a taxable transaction for U.S. federal income tax purposes. You should consult with your own tax advisor regarding the actual tax consequences to you. (Page 14)

What will happen to Securities not surrendered in the Change in Control Offer?

Any Securities that remain outstanding after the Change in Control Purchase Date will continue to be the obligations of ML&Co. The terms and conditions governing the Securities, including the covenants and other protective provisions contained in the Indenture and the Securities will remain unchanged. (Page 6)

Who is the Paying Agent?

The Bank of New York Mellon, the Trustee under the Indenture, is serving as Paying Agent in connection with the Change in Control Offer. Its address and telephone number are set forth on the front cover page of this Offer to Purchase.

Who is the Conversion Agent?

The Bank of New York Mellon, the Trustee under the Indenture, is also the Conversion Agent for the Securities. Its address and telephone number are: Corporate Trust Operations, Reorganizations Unit, 101 Barclay Street—7 East, New York, NY 10286, Telephone: (212) 815-5788.

Who can I contact if I have questions about the Change in Control Offer?

You may contact the Paying Agent at the address and telephone and facsimile numbers set forth on the front cover page of this Offer to Purchase if you have any questions about how to validly surrender your Securities or to request assistance with surrendering your Securities. If you have any other questions about the Change in Control Offer, you may contact us at Merrill Lynch Creditor Relations, Telephone: (212) 449-6795.

What do the board of directors of ML&Co. and BAC think of the Change in Control Offer?

None of ML&Co., BAC or their respective boards of directors or employees is making any recommendation to holders of Securities as to whether to surrender or refrain from surrendering Securities for purchase pursuant to the Change in Control Offer. Each holder must make his or her own decision whether to surrender Securities for purchase and, if so, the Original Principal Amount of Securities to surrender. (Page 18)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

ML&Co. and BAC have included in this Offer to Purchase statements that may constitute forward-looking statements. These statements may be found by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible,” or other similar expressions, or future or conditional verbs such as “will,” “should,” “would” and “could.”

All forward-looking statements, by their nature, are subject to risks and uncertainties and actual results may differ materially from those set forth in any forward-looking statements. Information regarding important factors that could affect such forward-looking statements is contained in ML&Co.’s annual report on Form 10-K for the year ended December 28, 2007 under the caption “Risk Factors that Could Affect Our Business,” in ML&Co.’s quarterly report on Form 10-Q for the quarter ended September 26, 2008 under the caption “Item 1A. Risk Factors,” in BAC’s annual report on Form 10-K for the year ended December 31, 2007 under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in BAC’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 under the caption “Item 1A. Risk Factors.”. See “Additional Information” for information about how to obtain a copy of such documents.

Holders should not place undue reliance on any forward-looking statements, which speak only as of the dates they are made. All subsequent written and oral forward-looking statements attributable to ML&Co. or BAC or any person on ML&Co.’s or BAC’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither ML&Co. nor BAC undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

IMPORTANT INFORMATION CONCERNING THE CHANGE IN CONTROL OFFER

1. Information Concerning ML&Co. ML&Co. is a Delaware corporation. ML&Co. maintains its principal executive offices at 4 World Financial Center, New York, NY 10080, and its telephone number is (212) 449-1000. On January 1, 2009, ML&Co. became a subsidiary of BAC.

2. Information Concerning the Securities. The Securities were issued under the Indenture and mature on March 13, 2032. As of the date of this Offer to Purchase, $1,598,724,000 in Original Principal Amount of the Securities was outstanding.

2.1 ML&Co.’s Obligation to Purchase the Securities. This Offer to Purchase is being sent to you pursuant to the Indenture and the Securities and constitutes the notice referenced in Section 3.09(b) of the Indenture. The Indenture provides that by January 23, 2009 (within 15 business days after a “Change in Control” (as defined in Section 3.09(a) of the Indenture)), ML&Co. must provide written notice of the Change in Control to the holders of the Securities. A Change in Control occurred on January 1, 2009 as a result of the Merger. Under the Indenture and the Securities, as a result of the occurrence of the Change in Control, ML&Co. became obligated to purchase any and all of the Securities, or a portion of the Securities in an amount equal to $1,000 Original Principal Amount or an integral multiple thereof, at the option of the holders of the Securities. In satisfaction of this obligation, pursuant to this Offer to Purchase and the related Change in Control Purchase Notice, ML&Co. offers to purchase any and all of the Securities validly surrendered and not properly withdrawn by the expiration of the Change in Control Offer, at a purchase price determined as set forth in the Securities.

The Change in Control Offer will expire at 5:00 p.m., New York City time, on the Change in Control Purchase Date, unless extended. ML&Co. does not expect to extend the period holders have to accept the Change in Control Offer unless required to do so by the U.S. federal securities laws. If the Change in Control Offer is extended, ML&Co. will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Change in Control Purchase Date. ML&Co. will announce any amendment to the Change in Control Offer by making a public announcement of the amendment. If ML&Co. makes any change to this Change in Control Offer which it determines constitutes a material change, or if it waives a material condition to this Change in Control Offer, ML&Co. will promptly disclose the change or waiver in a supplement to this Offer to Purchase that will be distributed to registered holders, and will make a public announcement of such change or waiver promptly by means of a press release. ML&Co. may be required to extend the Change in Control Purchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Change in Control Offer would otherwise expire during the five to ten business day period. If ML&Co. is required to extend the Change in Control Purchase Date and does not accept and pay for the Securities as required pursuant to the Indenture and the Securities promptly, such failure to pay would be a default under the Indenture.

There are no conditions to this Change in Control Offer except (i) for the timely and proper delivery of the Change in Control Purchase Notice in accordance with the terms of the Change in Control Offer and (ii) the non-occurrence or continuation of an Event of Default (as defined in the Indenture). In addition, the Securities must be delivered to the Paying Agent to receive the Change in Control Purchase Price.

2.2 Change in Control Purchase Price. On the terms and subject to the conditions set forth in this Offer to Purchase, ML&Co. is offering to purchase any and all Securities on the Change in Control Purchase Date for cash equal to $1,095.98 for each $1,000 Original Principal Amount of Securities purchased. This amount represents the Contingent Principal Amount on the Change in Control Purchase Date, which is the Original Principal Amount of the Securities increased daily by the applicable Yield. The Change in Control Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of any Securities or the BAC common stock. Thus, the Change in Control Purchase Price may be significantly higher or lower than the market price of the Securities on the Change in Control Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of their Securities to the extent available, and BAC’s common stock, before making a decision whether to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, if only some of their Securities are surrendered, they must be in an amount equal to $1,000 Original Principal Amount or an integral multiple thereof.

2.3 Conversion Rights of the Securities.

The Securities may be converted into the conversion consideration provided for in the Indenture and the Securities only on and subject to the terms, conditions and adjustments of the Indenture and the Securities. Holders who do not validly surrender their Securities for purchase pursuant to the Change in Control Offer, or holders who properly withdraw Securities previously surrendered for purchase prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date, will maintain the right to convert their Securities into the conversion consideration provided for in the Indenture, on and subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

Holders may convert their Securities, subject to the terms of the Indenture and satisfaction of the conditions in Paragraph 9 of the Securities at any time at their option until the close of business on the business day immediately preceding March 13, 2032 if (1) as of the last day of any calendar quarter, the Sale Price (as defined in the Indenture) of BAC common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such quarter is more than 120% of the accreted conversion price per share of the BAC common stock on the last day of such quarter, (2) on a conversion date during any period in which the credit rating assigned to the Securities by a rating agency is reduced to or below the applicable rating set forth in the Securities, (3) the Securities are called for redemption pursuant to Paragraph 6 of the Securities, (4) BAC declares a dividend or distribution on its common stock and the fair market value of such dividend or distribution per share of common stock exceeds 15% of the sale price of BAC common stock on the trading day immediately preceding the date of such declaration or (5) certain corporate transactions specified in the Indenture and

Paragraph 9 of the Securities have occurred. As of the date of this Offer to Purchase, the Securities were not convertible into BAC common stock under any of the foregoing conditions. The right of a holder to convert their Securities due to the Merger expired on January 16, 2009.

The conversion rate of the Securities may be adjusted for, among other things, (1) dividends or distributions on BAC common stock payable in BAC common stock or other capital stock; (2) subdivisions, combinations or certain reclassifications of BAC common stock; (3) distributions to all holders of BAC common stock of certain rights to purchase BAC common stock for a period expiring within 60 days at less than the sale price at the time; (4) distributions to the holders of BAC common stock of BAC assets (excluding distributions of capital stock) or debt securities or certain rights to purchase our securities (excluding quarterly cash dividends or other cash distributions from current or retained earnings other than extraordinary cash dividends); and (5) cash dividends or distributions (excluding quarterly cash dividends). The conversion rate of the Securities will also be adjusted upon a cash dividend to the holders of BAC common stock to the extent such dividend exceeds $0.1375 per share per quarter. Notwithstanding the foregoing, in no event will the conversion rate exceed 18.5000 shares of BAC common stock (subject to adjustment as described in the Indenture).

Upon any conversion of the Securities, the holder thereof would be entitled to receive the conversion consideration, which is an amount equal to the product of the conversion rate multiplied by the average of the sale price of BAC common stock on each of the 5 consecutive trading days beginning on the third business day following the conversion date, all as provided in the Indenture and the Securities. The conversion rate as of the date of this Offer to Purchase was 14.4850 shares of BAC common stock per $1,000 Original Principal Amount of Securities, subject to adjustment as provided in the Indenture and the Securities. The conversion consideration is payable in cash in an amount equal to the Contingent Principal Amount of the Securities on the conversion date, and the remainder, if any, at the election of ML&Co., is payable in cash, BAC common stock or a combination thereof, subject to and in accordance with the terms of the Indenture and the Securities.

The actual value of the conversion consideration that a particular holder would be entitled to receive pursuant to the Indenture and the Securities upon conversion of the Securities varies based upon the value of BAC’s common stock when the Securities are surrendered for conversion. There can be no assurance as to the price at which BAC’s common stock may now or in the future trade or be sold, and no assurance as to whether a holder will receive an amount greater than, less than, or equal to the Change in Control Purchase Price. Holders of Securities should obtain market prices for BAC’s common stock and the best available information as to potential market prices of their Securities, to the extent available. In addition, holders of Securities should consult with their own financial advisors before accepting the Change in Control Offer. Hypothetically, if a holder were to convert Securities, at the current conversion rate of 14.4850 shares of BAC common stock per $1,000 Original Principal Amount of Securities, the average Sale Price of the BAC common stock for the 5 consecutive trading days referred to above would have to exceed $75.66 per share in order for such holder to receive conversion consideration per $1,000 Original Principal Amount of Securities greater than the Change in Control Purchase Price.

Any Securities as to which a Change in Control Purchase Notice has been validly delivered under this Change in Control Offer may be converted, if otherwise convertible, in accordance with the terms of the Indenture and the Securities only if the applicable Change in Control Purchase Notice has been properly withdrawn in accordance with the terms of the Indenture, as described in Section 4 of this Change in Control Offer.

2.4 Market for the Securities. There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. We have been advised that there is no practical way to determine the trading history of the Securities. We believe that trading in the Securities has been limited and sporadic. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, ML&Co.’s operating results, the market price of the BAC common stock and the market for similar securities, to the extent available.

The following table sets forth, for the quarters indicated, the high and low per share sales prices of BAC’s common stock on the New York Stock Exchange, respectively, as compiled from published financial sources.

Year Ending December 31, 2009	NYSE
	High	Low
1st Quarter (through January 20, 2009)	14.33	5.10

Year Ending December 31, 2008	NYSE
	High	Low
4th Quarter	38.13	11.25
3rd Quarter	37.48	18.52
2nd Quarter	40.86	23.87
1st Quarter	45.03	35.31

Year Ended December 31, 2007	NYSE
	High	Low
4th Quarter	52.71	41.10
3rd Quarter	51.87	47.00
2nd Quarter	51.82	48.80
1st Quarter	54.05	49.46

On January 20, 2009, the last reported sales price of BAC common stock on the New York Stock Exchange was $5.10. As of January 20, 2009, there were approximately 6,393,783,210 shares of BAC’s common stock outstanding. You should obtain current market information for the Securities, to the extent available, and BAC common stock before making any decision to surrender your Securities pursuant to the Change in Control Offer.

The Securities are held through DTC and as of the date of this Offer to Purchase, DTC was the sole record holder of the Securities.

2.5 Redemption. Securities which remain outstanding after the Change in Control Purchase Date will continue to be subject to the redemption provisions of the Indenture and the Securities, which are briefly summarized below.

Redemption at the Option of ML&Co. On the terms and subject to the conditions of the Indenture and the Securities, the Securities are redeemable in whole, or from time to time in part, at ML&Co.’s option, on or after March 13, 2014, at a price equal to the Contingent Principal Amount of the Securities on the redemption date.

Purchase by ML&Co. at the Option of the Holder. On the terms and subject to the conditions of the Indenture and the Securities, on September 13, 2010 and on March 13 in each of 2012, 2014, 2017, 2022 and 2027, ML&Co. will become obligated to purchase, at the option of the holder of the Securities, and at a purchase price in cash equal to the Contingent Principal Amount of the Securities on the purchase date, Securities for which a purchase notice has been delivered as provided in the Indenture.

2.6 Ranking. The Securities are unsecured and unsubordinated indebtedness of ML&Co. and rank equally with ML&Co.’s other existing and future unsecured and unsubordinated indebtedness.

2.7. Change in Control. In the event of a Change in Control (as defined in the Indenture) on or prior to March 13, 2014, pursuant to the terms and conditions of the Indenture and Securities, ML&Co. will become obligated to purchase the Securities at the option of the holders thereof as provided in the Indenture and the Securities.

2.8. Dividends. The holders of the Securities are not entitled to dividends. After conversion into BAC common stock, the holders will be entitled to dividends, if any, on BAC common stock.

3. Procedures to be Followed by Holders to Surrender Securities for Purchase.

Holders will not be entitled to receive the Change in Control Purchase Price for their Securities unless they have validly delivered a Change in Control Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date and have not validly withdrawn such Change in Control Purchase Notice prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. Additionally, holders will not be eligible to receive the Change in Control Purchase Price until they have validly surrendered their Securities to the Paying Agent. Only registered holders are authorized to deliver their Securities for purchase. Holders may surrender some or all of their Securities, however, if only some of their Securities are surrendered, they must be in an amount equal to $1,000 Original Principal Amount or an integral multiple thereof.

If holders do not deliver a valid Change in Control Purchase Notice with respect to any of their Securities prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date, or if they properly withdraw their Securities before 5:00 p.m., New York City time, on the Change in Control Purchase Date, such Securities will not be purchased by ML&Co. in the Change in Control Offer and will remain outstanding subject to the existing terms of the Indenture and Securities.

3.1. Method of Delivery.

The method of delivery of Securities, the related Change in Control Purchase Notice and any other required documents, including delivery through DTC and acceptance through DTC’s Automatic Tender Offer Program over the Participant Terminal System (“PTS”), is at the election and risk of the holder surrendering such Securities and delivering such Change in Control Purchase Notice and, except as expressly otherwise provided in the Change in Control Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when Securities or the Change in Control Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that holders use properly insured, registered mail with return receipt requested, and that holders mail the required documents sufficiently in advance of the Change in Control Purchase Date to permit delivery to the Paying Agent prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date.

3.2 Change in Control Purchase Notice. Pursuant to the Indenture, the Change in Control Purchase Notice, a copy of which accompanies this Offer to Purchase, must state:

•	the certificate number of the Securities which the holder will deliver to be purchased (or the appropriate depositary procedures if certificated securities have not been issued);

•	the portion of the Original Principal Amount of the Securities which the holder will deliver to be purchased, which portion must be $1,000 or an integral multiple thereof; and

•	that such Securities shall be purchased pursuant to the terms and conditions specified in the Securities.

3.3 Delivery of the Securities.

Securities in Certificated Form. A holder whose Securities are held in certificated form must properly complete and execute the Change in Control Purchase Notice and deliver such notice to the Paying Agent, with any other required documents, prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. Prior to receiving the Change in Control Purchase Price, a holder is required to deliver the Securities to the Paying Agent and the Securities so delivered must conform in all respects to the description set forth in the Change in Control Purchase Notice.

Securities Held Through a Custodian. A holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such holder desires to surrender his or her

Securities and instruct such nominee to surrender the Securities for purchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “—Securities in Global Form” prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date.

Securities in Global Form. A holder who is a DTC participant may elect to surrender to ML&Co. such holder’s beneficial interest in the Securities by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Securities prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date; and

•

electronically transmitting such holder’s acceptance through DTC’s PTS, subject to the terms and procedures of that system, prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date.

In surrendering through PTS, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on such holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the terms of the Change in Control Purchase Notice.

Holders will not be entitled to receive the Change in Control Purchase Price for their Securities unless they have validly delivered a Change in Control Purchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date and have not properly withdrawn such Change in Control Purchase Notice prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. Additionally, holders will not be eligible to receive the Change in Control Purchase Price until they have validly surrendered their Securities to the Paying Agent and the Securities so delivered conform in all respects to the description set forth in the Change in Control Purchase Notice.

Securities in certificated form (if any) and the Change in Control Purchase Notice must be validly delivered to the Paying Agent to receive payment. Delivery of documents to DTC or ML&Co. does not constitute delivery to the Paying Agent.

HOLDERS THAT SURRENDER SECURITIES THROUGH DTC NEED NOT SUBMIT A PHYSICAL CHANGE IN CONTROL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

4. Right of Withdrawal. A Change in Control Purchase Notice validly delivered and Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date. In order to properly withdraw a Change in Control Purchase Notice and surrendered Securities, holders must deliver to the Paying Agent written notice, containing:

•	the Original Principal Amount of the Securities with respect to which such notice of withdrawal is being submitted,

•	the certificate number (if applicable) of the Securities being withdrawn in respect of which such notice of withdrawal is being submitted, and

•	the Original Principal Amount of such Securities which remains subject to the original Change in Control Purchase Notice and which has been or will be delivered for purchase by ML&Co.

You may not rescind a withdrawal of surrendered Securities. However, you may re-surrender your Securities prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date by again following the procedures set forth in this Offer to Purchase.

You may also withdraw your previously surrendered Securities at any time after 12:00 midnight, New York City time, on March 20, 2009, unless such Securities have been accepted for payment as provided in the Change in Control Offer.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

5. Payment for Validly Surrendered Securities. ML&Co. will accept for purchase all Securities for which a Change in Control Purchase Notice has been validly delivered and not properly withdrawn as of 5:00 p.m., New York City time, on the Change in Control Purchase Date. ML&Co. will promptly, and, in any case, prior to 10:00 a.m., New York City time, on the business day immediately following the Change in Control Purchase Date, forward to the Paying Agent the appropriate amount of cash required to pay the Change in Control Purchase Price for those Securities as to which a Change in Control Purchase Notice has been validly delivered and not properly withdrawn in accordance with the terms of the Change in Control Offer and the Paying Agent will distribute the cash to such holders of Securities promptly following the later of the Change in Control Purchase Date and the time of surrender of such Securities to the Paying Agent. Unless ML&Co. defaults in making payment of the Change in Control Purchase Price for Securities surrendered for purchase, on and after the Change in Control Purchase Date, such Securities will cease to be outstanding and the Contingent Principal Amount will cease to increase and tax original issue discount and contingent interest, if any, will cease to accrue, whether or not the Securities are delivered to the Paying Agent.

6. Source and Amount of Funds. Based on the Securities outstanding as of the date of this Offer to Purchase, the total amount of funds required by ML&Co. to purchase all of the Securities in the Change in Control Offer is approximately $1,752,169,529 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). ML&Co. intends to fund its purchase of the Securities from its available cash on hand.

7. Conditions of the Change in Control Offer. There are no conditions to the Change in Control Offer except (i) for the timely and valid delivery of a Change in Control Purchase Notice in accordance with the terms of the Change in Control Offer and (ii) the non-occurrence or non-continuation of an Event of Default. Additionally, you will not be eligible to receive the Change in Control Purchase Price until you have validly surrendered your Securities to the Paying Agent and the Securities so delivered conform in all respects to the description set forth in the Change in Control Purchase Notice. While the terms of the Change in Control Offer are dictated by the terms of the Indenture, in the event of a material change in the Change in Control Offer, including a waiver of a material condition thereto, ML&Co. will extend the period of the Change in Control Offer if necessary so that at least five business days remain in the Change in Control Offer, following notice of the material change, and in the event of a change in price, the amount of Securities sought, or other similarly significant change, ML&Co. will extend the period of the Change in Control Offer so that at least ten business days remain in the Change in Control Offer, following notice of the change.

8. Securities Acquired. Any Securities purchased by ML&Co. pursuant to the Change in Control Offer will be cancelled by or at the direction of the Trustee, pursuant to the terms of the Indenture.

9. Plans or Proposals of ML&Co. As a result of the Merger, ML&Co. became a subsidiary of BAC. In connection with the Merger, ML&Co. delisted its listed equity securities and initiated the process of deregistering its equity securities registered under Section 12(g)(4) of the Exchange Act. Except for this delisting and deregistration, and subject to any plans that are developed in the future as described below, as of the date of this Offer to Purchase, ML&Co. has no other plans, which relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving ML&Co. or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of ML&Co. or any of its subsidiaries;

•	any material change in the present dividend rate or policy or indebtedness or capitalization of ML&Co.;

•

any change in the present board of directors or management of ML&Co., including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of ML&Co.;

•

any class of equity securities of ML&Co., to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of ML&Co. becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of ML&Co. to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of ML&Co. or the disposition of securities of ML&Co.; or

•	any changes in the charter, bylaws or other governing instruments of ML&Co. or other actions that could impede the acquisition of control of ML&Co.

In connection with ML&Co. becoming a subsidiary of BAC and the integration of ML&Co. and BAC, BAC is in the process of reviewing ML&Co.’s operations, assets, capitalization, indebtedness, management, corporate structure, Exchange Act reporting obligations, governing documents and other aspects of ML&Co.’s businesses and the conduct thereof. During such review, the plans of ML&Co., and of BAC for ML&Co., with respect to the matters described above may change, including plans with respect to the capitalization or indebtedness of ML&Co, transfers of assets of ML&Co., changes in the management of ML&Co. and ML&Co. reporting under the Exchange Act.

10. Interests of Directors, Executive Officers and Affiliates of ML&Co. in the Securities.

None of ML&Co. or BAC, nor to the knowledge of ML&Co. after making reasonable inquiry, any of the executive officers or directors of ML&Co. or BAC, or any “associate” or majority-owned subsidiary of any such person, has any beneficial interest in the Securities. A list of the directors and executive officers of ML&Co. and BAC is attached to this Offer to Purchase as Annex A. ML&Co. will not purchase any Securities from any officer, director or affiliate of ML&Co. pursuant to this Offer to Purchase. The term “associate” is defined under Rule 12b-2 under the Exchange Act. During the 60 days preceding the date of this Offer to Purchase, none of ML&Co. or BAC, nor to the knowledge of ML&Co. after making reasonable inquiry, any of the executive officers or directors of ML&Co. or BAC, or any “associate” or subsidiary of ML&Co., has engaged in any transactions in the Securities.

None of ML&Co. or BAC, nor to the knowledge of ML&Co. after making reasonable inquiry, any of the executive officers or directors of ML&Co. is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of ML&Co.

11. Purchase, Exchange or Redemption of Securities by ML&Co. and its Affiliates. Each of ML&Co. and its affiliates, including its executive officers and directors, is subject to restrictions under applicable U.S. federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Change in Control Offer until at least the tenth business day after the Change in Control Purchase Date. Following such time, if any Securities remain outstanding, ML&Co. and its affiliates may, subject to applicable law, purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Change in Control Purchase Price. Any decision to purchase, exchange or redeem the Securities will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Change in Control Offer, the business and financial position of ML&Co. and general economic and market conditions.

12. Material Tax Considerations.

To ensure compliance with Treasury Department Circular 230, you are hereby notified that (a) any discussion of U.S. federal tax issues in this disclosure statement is not intended or written to be relied upon, and cannot be relied upon by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code of 1986, as amended (the “Code”), (b) this discussion is included herein in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed in this Offer to Purchase, and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

***

The following is a summary of the material U.S. federal income tax considerations of the tender of the Securities pursuant to the Change in Control Offer. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as: partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the Securities as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to holders that hold the Securities as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of the surrender of the Securities pursuant to the Change in Control Offer, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used in this prospectus, the term “Non-U.S. Holder” is a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships. A partner of a partnership holding the Securities should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the tender of the Securities pursuant to the Change in Control Offer.

Surrender of Securities Pursuant to the Change in Control Offer

Consequences to U.S. Holders

A U.S. Holder who receives cash for Securities pursuant to the Change in Control Offer will recognize gain or loss equal to the difference between (i) the amount of cash received, and (ii) the U.S. Holder’s adjusted tax basis in the Securities. A U.S. Holder’s adjusted tax basis in a Security generally will be the cost of the Security to such U.S. Holder, increased by original issue discount (“OID”) included in income with respect to the Security, and increased or decreased by the amount of any positive or negative adjustment, respectively, that the U.S. Holder has made as a result of a purchase of a Security for an amount other than its adjusted issue price, all as determined under the special regulations governing contingent payment debt instruments (the “CPDI Regulations”). Under the CPDI Regulations, each U.S. Holder is required to accrue OID based on our “comparable yield” determined upon issuance of the Securities. The adjusted issue price of a Security is its issue price increased by any OID previously accrued. The issue price of a Security is the first price at which a substantial amount of those Securities were sold (including any premium paid for those Securities and ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). Under the CPDI Regulations, if a U.S. Holder’s basis in a Security is more or less than its adjusted issue price, the U.S. Holder is required to reasonably allocate the difference to daily portions of OID over its remaining term. If the U.S. Holder’s basis in a Security exceeds its adjusted issue price, the allocated amounts are treated as a negative adjustment on the date the daily portion accrues and the U.S. Holder’s basis is reduced by such negative adjustment. If the U.S. Holder’s basis is less than its adjusted issue price, the allocated amounts are treated as a positive adjustment on the date the daily portion accrues and the U.S. Holder’s basis is increased by such positive adjustment. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of previous OID inclusions, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the Security. The deductibility of capital losses by a U.S. Holder is subject to limitations.

The CPDI Regulations are complicated. Each holder should consult its own tax advisors regarding the accrual of OID, the amounts and timing of any positive and negative adjustments, and the determination of its adjusted tax basis with respect to their Securities prior to the surrender of their Securities.

A U.S. Holder that does not surrender its Securities pursuant to the Change in Control Offer will not recognize any gain or loss as a result of the Change in Control Offer.

Consequences to Non-U.S. Holders

A Non-U.S. Holder of Securities generally will not be subject to U.S. federal income or withholding tax on gain realized on the receipt of cash for Securities pursuant to the Change in Control Offer unless (i) the Non-U.S. Holder owns, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) the Non-U.S. Holder is, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (iii) the Non-U.S. Holder is a bank receiving interest described in Section 881(c)(3)(A) of the Code; (iv) certain certification requirements (summarized below) are not met (the “portfolio interest exemption”); (v) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or, if certain tax treaties apply, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States; or (vi) in the case of an individual Non-U.S. Holder, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the Offer to Purchase, and if certain other conditions are met.

If a Non-U.S. Holder of a Security is engaged in a trade or business in the United States, and if gain on the Security is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from U.S. withholding tax, generally will be subject to regular U.S. income tax on such gain in the manner described above with respect to U.S. Holders. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Any amounts paid to a Non-U.S. Holder that are attributable to interest or OID will qualify for the portfolio interest exemption or, as the case may be, the exception from withholding for income effectively connected with the conduct of a trade or business in the United States if, at the time the payment is made, (i) the withholding agent holds a valid Form W-8BEN or Form W-8ECI, as the case may be, from the Non-U.S. Holder and can reliably associate the payment with the Form W-8BEN or W-8ECI or (ii) the Non-U.S. Holder holds the Securities through certain qualified foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

Information Reporting and Backup Withholding

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS the gross proceeds from the surrender of the Securities pursuant to the Change in Control Offer.

Additionally, backup withholding generally will apply to payments of gross proceeds from the surrender of the Securities pursuant to the Change in Control Offer if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns or a U.S. Holder does not certify that it has not underreported its interest and dividend income. If applicable, backup withholding will be imposed at a rate of 28%.

In the case of a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the surrender of a Security to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the United States or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the United States, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary.

Payment of the proceeds from the surrender of a Security to or through the United States office of a broker is subject to information reporting and backup withholding, unless the holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

13. Additional Information. ML&Co. and BAC are subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

ML&Co. has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Change in Control Offer. This Offer to Purchase is part of the Schedule TO. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about ML&Co. and its financial condition. The SEC file number for these ML&Co. filings is 1-7182. Please note, however, that the Schedule TO to which this Change in Control Purchase Offer relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Change in Control Purchase Offer, ML&Co. will amend the Schedule TO accordingly.

•	ML&Co.’s Annual Report on Form 10-K for the year ended December 28, 2007 filed on February 25, 2008;

•	ML&Co.’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 2008, June 27, 2008, and September 26, 2008;

•

ML&Co.’s Current Reports on Form 8-K dated January 16, 2008; January 17, 2008; January 24, 2008; January 28, 2008; January 29, 2008; January 30, 2008; February 1, 2008; February 6, 2008 (two filings); February 7, 2008; February 8, 2008; February 14, 2008 (two filings); February 25, 2008 (two filings); February 27, 2008 (two filings); March 5, 2008; March 6, 2008 (three filings); March 7, 2008; March 11, 2008; March 14, 2008; March 19, 2008; March 20, 2008; March 25, 2008; March 26, 2008; March 31, 2008; April 3, 2008 (two filings); April 4, 2008; April 17, 2008; April 21, 2008; April 28, 2008; April 29, 2008 (two filings); May 2, 2008; May 6, 2008 (three filings); May 9, 2008 (three filings); May 14, 2008; May 16, 2008; May 21, 2008 (two filings); May 22, 2008; May 23, 2008; May 27, 2008; May 28, 2008; May 30, 2008 (two filings); June 5, 2008; June 6, 2008; June 12, 2008 (two filings); June 13, 2008; June 17, 2008 (two filings); June 18, 2008; June 19, 2008; June 20, 2008; June 23, 2008 (two filings); June 27, 2008; June 30, 2008; July 1, 2008 (five filings); July 7, 2008 (two filings); July 8, 2008 (five filings); July 11, 2008; July 16, 2008; July 17, 2008; July 29, 2008 (three filings); July 31, 2008 (two filings); August 1, 2008; August 4, 2008 (three filings);

August 5, 2008; August 8, 2008 (four filings); August 11, 2008 (two filings); August 12, 2008 (two filings); August 13, 2008; August 22, 2008; August 26, 2008; August 27, 2008; August 29, 2008; September 4, 2008 (two filings); September 9, 2008; September 10, 2008 (three filings); September 12, 2008; September 15, 2008; September 18, 2008; September 19, 2008; September 30, 2008; October 3, 2008 ; October 7, 2008 (four filings); October 8, 2008; October 16, 2008; October 30, 2008; November 7, 2008; November 10, 2008; November 12, 2008 (six filings); November 21, 2008; December 5, 2008; December 8, 2008 (three filings); December 9, 2008 (two filings); December 15, 2008 (two filings); December 22, 2008; December 29, 2008; December 31, 2008; January 2, 2009; January 5, 2009; and January 16, 2009.

The documents listed below (as such documents may be amended from time to time) contain important information about BAC and its financial condition. The SEC file number for these BAC filings is 1-6523.

•	BAC’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on February 28, 2008;

•	BAC’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008, and September 30, 2008;

•

BAC’s Current Reports on Form 8-K dated January 11, 2008; January 22, 2008; January 29, 2008; January 30, 2008; April 15, 2008; April 21, 2008; May 1, 2008; May 23, 2008; May 29, 2008; July 1, 2008; July 21, 2008; July 24, 2008; July 31, 2008; September 15, 2008; September 18, 2008; October 3, 2008; October 6, 2008; October 7, 2008; October 10, 2008; October 21, 2008; October 30, 2008; November 10, 2008; November 12, 2008; November 21, 2008; December 5, 2008 (five filings); December 11, 2008 (two filings); December 15, 2008; December 18, 2008; December 23, 2008; January 2, 2009; January 7, 2009; January 13, 2009; and January 16, 2009.

•

The description of BAC’s common stock, contained in BAC’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, as modified by our current report on Form 8-K dated March 30, 2004, including any other amendment or report filed for the purpose of updating that description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

You may request a free copy of these filings by writing to ML&Co. at the following address:

Mason Reeves

Merrill Lynch & Co., Inc.

222 Broadway

17th Floor

New York, NY 10038

14. No Solicitations. ML&Co. has not employed any persons to make solicitations or recommendations in connection with the Change in Control Offer.

15. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.

16. Conflicts. In the event of any conflict between this Offer to Purchase and the accompanying Change in Control Purchase Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of ML&Co., BAC or their respective boards of directors or employees is making any recommendation to holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to the Change in Control Offer. Each holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the Original Principal Amount of Securities to surrender based on such holder’s assessment of current market value of the Securities and the BAC common stock and other relevant factors.

MERRILL LYNCH & CO., INC.

January 22, 2009

Annex A

Information About the Directors and Executive Officers of ML&Co. and BAC

The following table sets forth the names of each of the members of ML&Co.’s board of directors and each of ML&Co.’s executive officers as of the date of this Offer to Purchase.

The business address for each of the individuals listed below is c/o Merrill Lynch & Co., Inc., 4 World Financial Center, New York, NY 10080, and the telephone number there is (212) 449-1000.

Directors

Name	Title
Kenneth D. Lewis	Chairman
Amy Woods Brinkley	Director
Joe L. Price	Director

Executive Officers

Name	Title
Gregory L. Curl	President
Nelson Chai	Chief Financial Officer

The following table sets forth the names of each of the members of BAC’s board of directors and each of BAC’s executive officers as of the date of this Offer to Purchase.

The business address for each of the individuals listed below is c/o Bank of America Corporation, 100 N. Tryon Street Charlotte, North Carolina 28255, and the telephone number there is (704) 386-5681.

Name	Title
Kenneth D. Lewis	Chairman
William Barnet, III	Director
Frank P. Bramble, Sr.	Director
John T. Collins	Director
Gary L. Countryman	Director
Tommy R. Franks	Director
Charles K. Gifford	Director
Monica C. Lozano	Director
Walter E. Massey	Director
Thomas J. May	Director
Patricia E. Mitchell	Director
Thomas M. Ryan	Director
O. Temple Sloan, Jr.	Director
Meredith R. Spangler	Director
Robert L. Tillman	Director
Jackie M. Ward	Director

A-1

Executive Officers

Name	Title
Kenneth D. Lewis	Chairman, Chief Executive Officer and President
Joe L. Price	Chief Financial Officer
Amy Woods Brinkley	Chief Risk Officer
Barbara J. Desoer	President, Consumer Real Estate Operations of Countrywide Financial Corporation
Liam E. McGee	President, Consumer and Small Business Bank
Brian T. Moynihan	General Counsel
Richard K. Struthers	President, Global Card Services

A-2